Exhibit 99.2

Black Hawk Acquisition Corporation Announces Closing of

$69,000,000 Initial Public Offering

DANVILLE, Calif., March 22, 2024 (GLOBE NEWSWIRE) -- Black Hawk Acquisition Corporation (NASDAQ: BKHAU, the “Company”) announced today that it has closed its initial public offering of 6,900,000 units at $10.00 per unit. Each unit consists of one share of common stock and one-fifth (1/5) of one right to receive one share of common stock upon the consummation of an initial business combination.

The units are listed on The Nasdaq Global Market (“NASDAQ”) and began trading under the ticker symbol “BKHAU” on March 21, 2024. Once the securities comprising the units begin separate trading, the common stock and rights are expected to be listed on NASDAQ under the symbols “BKHA,” and “BKHAR,” respectively.

EF Hutton LLC (“EF Hutton”) acted as sole book running manager in the offering. Celine & Partners, P.L.L.C. served as legal counsel to the Company. Robinson & Cole LLP served as counsel to EF Hutton.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on March 20, 2024. The offering was made only by means of a prospectus, copies of which may be obtained when available, from EF Hutton, Attn: Syndicate Department, 590 Madison Ave., 39th floor, New York, NY 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhutton.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Black Hawk Acquisition Corporation

Black Hawk Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Kent Kaufman

Chief Executive Officer

Email: kent@bhspac.com

Tel: (925) 217-4482

Investor Relations:

Jonathan Ginsberg

Head of Investor Relations

Email: info@bhspac.com

Tel: (203) 520-7122